 As filed with the Securities and Exchange Commission on November 15, 2021

Registration No. 333-207373
Registration No. 333-198686

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
 FORM S-8

REGISTRATION STATEMENT NO.  333-207373
REGISTRATION STATEMENT NO.  333-198686

UNDER THE SECURITIES ACT OF 1933

MERIDIAN BANCORP, INC.
(Independent Bank Corp., as successor by merger to Meridian Bancorp, Inc.)
(Exact name of registrant as specified in its charter)

Maryland	46-5396964
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Independent Bank Corp.
Office Address:  2036 Washington Street, Hanover, Massachusetts 02339
Mailing Address:  288 Union Street, Rockland, Massachusetts 02370
(Address and Zip Code of Principal Executive Office)

Meridian Bancorp, Inc. 2015 Equity Incentive Plan
Meridian Interstate Bancorp, Inc. 2008 Equity Incentive Plan
East Boston Savings Bank 401(k) Plan
(Full titles of the plans)

Patricia M. Natale, Esq.
Deputy General Counsel
Independent Bank Corp.
2036 Washington Street, Hanover, Massachusetts 02339
(781) 878-6100
(Name, address, and telephone number,
including area code, of agent for service)

 Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) filed by Meridian Bancorp, Inc., a Maryland corporation (the “Company” or “Meridian”), deregisters all shares of common stock of Meridian, par value $0.01 per share (the “Common Shares”), that remain unsold under the following Registration Statements on Form S-8 (each a “Registration Statement,” and collectively, the “Registration Statements”) filed by Meridian with the U.S. Securities and Exchange Commission (the “Commission”) (note that the Common Share numbers listed below do not take into account any applicable corporate actions, such as stock splits, that may have been taken in the interim):

•                  Registration Statement on Form S-8 (No. 333-198686), which was filed with the Commission on September 11, 2014, pertaining to the registration of 2,694,017 Common Shares issuable under the Meridian Interstate Bancorp, Inc. 2008 Equity Incentive Plan.

•                  Registration Statement on Form S-8 (No. 333-207373), which was filed with the Commission on October 9, 2015, pertaining to the registration of 4,550,000 Common Shares issuable under the Meridian Bancorp, Inc. 2015 Equity Incentive Plan.

Effective on November 12, 2021, pursuant to that certain Agreement and Plan of Merger, dated April 22, 2021 (the “Merger Agreement”), by and among Independent Bank Corp. (“Independent”), Rockland Trust Company (“Rockland Trust”), Bradford Merger Sub Inc. (“Merger Sub”), Meridian and East Boston Savings Bank (“East Boston”), (i) Merger Sub merged with and into Meridian, with Meridian continuing as the surviving entity (the “Merger”), (ii) immediately after the Merger, Meridian merged with and into Independent, with Independent continuing as the surviving entity (the “Holdco Merger”) and (iii) immediately following the HoldCo Merger, East Boston merged with and into Rockland Trust, with Rockland Trust continuing as the surviving entity (the “Bank Merger” and, together with the Merger and the Holdco Merger, the “Transaction”).

In connection with the completion of the Transaction and related transactions contemplated by the Merger Agreement, the offerings pursuant to the above-referenced Registration Statements have been terminated. In accordance with undertakings made by Meridian in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, Meridian hereby removes from registration any and all securities registered but unsold under each of the Registration Statements. Each of the Registration Statements is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the above-referenced Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockland, Commonwealth of Massachusetts, on this 15th day of November, 2021.

INDEPENDENT BANK CORP., as successor by merger to Meridian Bancorp, Inc.

By:	/s/ Patricia M. Natale
Name: Patricia M. Natale
Title: Deputy General Counsel

* Pursuant to Rule 478 under Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.